Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2014 Financial Results

EPS Up 40% from Q4, 2013

LOS ANGELES--(BUSINESS WIRE)--April 24, 2014--Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

  Sales were $2.55 billion, up 26.1% from $2.03 billion in the first quarter of 2013 and up 10.7% from $2.31 billion in the fourth quarter of 2013.
  Tons sold were up 38.6% from the first quarter of 2013 and up 8.9% from the fourth quarter of 2013, with the average selling price per ton sold down 8.7% from the first quarter of 2013 and up 1.7% from the fourth quarter of 2013.
  Net income attributable to Reliance was $87.2 million, up 4.2% from $83.7 million in the first quarter of 2013 and up 41.1% from $61.8 million in the fourth quarter of 2013.
  Earnings per diluted share were $1.11, up 1.8% from $1.09 in the first quarter of 2013 and up 40.5% from $0.79 in the fourth quarter of 2013.
  Non-GAAP earnings per diluted share were $1.19, up 5.3% from $1.13 in the first quarter of 2013 and up 29.3% from $0.92 in the fourth quarter of 2013.
  A pre-tax LIFO charge, or expense, of $5.0 million, is included in cost of sales compared to a pre-tax LIFO credit, or income, of $5.0 million in the first quarter of 2013 and a credit of $12.7 million for the fourth quarter of 2013.
  The effective tax rate was 34.5%, compared to 29.5% in the first quarter of 2013 and 33.0% in the fourth quarter of 2013.
  Cash flow from operations was $68.8 million for the first quarter of 2014 and net debt-to-total capital was 33.8% at March 31, 2014.
  Quarterly cash dividend increased to $0.35 per share during the quarter.

Management Commentary

“During the first quarter, the overall improvement in demand that we experienced in the second half of 2013 continued, in addition to the normal seasonal pick-up compared to the fourth quarter, with tons sold up 8.9%. Our average selling price per ton sold increased 1.7% compared to the prior quarter,” said David H. Hannah, Chairman and CEO of Reliance. “Both demand and pricing increased sequentially for three months in a row during the first quarter, a trend we have not experienced since early 2012.”

“However, notwithstanding the positive trends during the quarter, pricing remains lower on a year-over-year basis which resulted in a 4.4% reduction in our average price per ton sold (same store) and somewhat offsets the 8.4% year-over-year improvement in total tons sold (same store). Our consolidated sales increased 26.1% over the year ago quarter due to our acquisition activity, including Metals USA that we closed in April 2013. Our Non-GAAP earnings per diluted share of $1.19 for the first quarter were slightly below our guidance range due to more volatile metals pricing than we had anticipated. Our GAAP earnings per share included $0.08 of charges related to a previously disclosed litigation matter. Also impacting our earnings as compared to the first and fourth quarters were LIFO charges and a higher effective tax rate which, together, reduced earnings per diluted share by approximately $0.16 compared to each of those periods. We continue to be pleased with the operational execution of our managers in the field as demonstrated by Reliance’s relatively consistent FIFO gross profit margin that helps to mitigate the impact of the lower pricing on our profitability.”

Mr. Hannah concluded, “Reliance continues to operate from a position of financial strength as evidenced by our strong balance sheet and cash flow generation. As of the end of the first quarter, our net debt-to-total capital ratio improved to 33.8% with over $900 million available on our $1.5 billion revolving credit facility. Our financial position and liquidity provides a strong foundation for re-investment in our business—both organically and through strategic acquisitions—to create long-term shareholder value.”

First Quarter 2014 Business Metrics
(tons in thousands)
			Sequential
	Q1	Q4	Quarter	Q1	Year-Over-Year
	2014	2013	Change	2013	Change
Tons sold	1,532.4	1,406.9	8.9%	1,105.9	38.6%
Tons sold (same store)	1,199.0	1,109.2	8.1%	1,105.9	8.4%

Avg. price per ton sold	$1,673	$1,645	1.7%	$1,832	(8.7%)

First Quarter 2014 Major Commodity Metrics
						Average Selling Price per Ton
	Tons Sold (tons in thousands; percent change)					Sold (percent change)
			Sequential		Year-Over-
	Q1 2014	Q4 2013	Quarter	Q1 2013	Year	Sequential	Year-Over-Year
	Tons Sold	Tons Sold	Change	Tons Sold	Change	Quarter Change	Change
Carbon steel	1,260.4	1,164.0	8.3%	868.6	45.1%	2.7%	(2.0%)
Aluminum	76.7	71.3	7.6%	62.5	22.7%	0.9%	(7.2%)
Stainless steel	77.3	71.6	8.0%	61.8	25.1%	0.0%	(11.0%)
Alloy	83.8	67.4	24.3%	82.7	1.3%	(2.2%)	(3.1%)

	Sales ($ in millions; percent change)
			Sequential		Year-Over-Year
	Q1 2014 Sales	Q4 2013 Sales	Quarter Change	Q1 2013 Sales	Change
Carbon steel	$1,438.9	$1,294.4	11.2%	$1,012.3	42.1%
Aluminum	$386.6	$356.2	8.5%	$339.6	13.8%
Stainless steel	$352.3	$326.5	7.9%	$316.7	11.2%
Alloy	$238.9	$196.5	21.6%	$243.4	(1.8%)

End-market Commentary

As noted above, same-store tons sold increased 8.4% compared to the first quarter of 2013. The increase was spread across all of the Company’s product groups and related end markets.

While the Company does not expect any single end-market to deliver outsized growth in 2014, Reliance does expect ongoing strength in automotive (through the Company’s toll processing operations) along with solid operating results in aerospace, energy (oil and gas), semiconductor/electronics and manufactured goods. The Company also anticipates a mild recovery in non-residential construction in 2014.

  Aerospace demand is expected to improve in 2014, although Reliance expects pricing will remain under some pressure due to excess mill capacity and higher industry-wide aluminum plate inventory levels.
  Automotive, supported mainly by the Company’s toll processing operations in the U.S. and Mexico, is expected to generate solid performance again in 2014.
  Energy (oil and gas) demand for the products Reliance sells is expected to modestly improve in 2014, along with slightly better pricing.
  Heavy industry continues to perform reasonably well. Reliance expects modest improvement in both demand and pricing in 2014.
  Non-residential construction is showing the beginning signs of a possible recovery, albeit at significantly reduced demand levels from its peak. Reliance is cautiously optimistic that this important end-market will show further improvement throughout 2014.

Balance Sheet & Liquidity

As of March 31, 2014, total debt outstanding was $2.13 billion, for a net debt-to-total capital ratio of 33.8%, down from 34.3% at December 31, 2013. The Company had $505.0 million outstanding on the $1.5 billion revolving credit facility at March 31, 2014. The Company generated $68.8 million in cash flow from operating activities in the first quarter of 2014, compared to cash flow from operating activities of $72.2 million during the same period in the prior year. Reliance remains pleased with its overall financial position and strong cash flow.

Corporate Developments

On April 22, 2014, the Board of Directors declared a regular quarterly cash dividend of $0.35 per share of common stock. The dividend is payable on June 20, 2014 to shareholders of record as of May 30, 2014. The Company has paid regular quarterly dividends for 55 consecutive years. Cash dividends per share paid in 2013 were up 57.5% compared to 2012.

Business Outlook

As the U.S. economy maintains its slow but steady recovery, Reliance expects metals pricing and demand to continue to improve throughout the second quarter. As a result, assuming increased tons sold and average pricing up modestly, for the second quarter ending June 30, 2014, management currently expects earnings per diluted share to be in the range of $1.30 to $1.40.

Conference Call Details

A conference call and simultaneous webcast to discuss first quarter 2014 financial results and business outlook will be held today, April 24, 2014, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13579752. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 8, 2014 by dialing (877) 870-5176 and entering the conference ID: 13579752. The webcast will remain posted on the Investors section of Reliance’s web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and eleven countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports we have filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months
	Ended March 31,
	2014	2013
Income Statement Data:

Net sales	$2,553.0	$2,025.3
Gross profit[1]	647.2	528.8
Operating income	154.3	130.0
Pre-tax income	134.1	119.8
Net income attributable to Reliance	87.2	83.7
Diluted earnings per share attributable to
Reliance shareholders	$1.11	$1.09
Non-GAAP diluted earnings per share
attributable to Reliance shareholders[2]	$1.19	$1.13
Weighted average shares outstanding –
diluted	78,357,832	77,080,703
Gross profit margin[1]	25.4%	26.1%
Operating income margin	6.0%	6.4%
Pre-tax income margin	5.3%	5.9%
Net income margin – Reliance	3.4%	4.1%
Cash dividends per share	$0.35	$0.30

	March 31,	December 31,
	2014	2013*
Balance Sheet and Other Data:

Current assets	$3,025.1	$2,738.9
Working capital	2,278.9	2,165.5
Property, plant and equipment, net	1,594.0	1,603.9
Total assets	7,596.7	7,341.0
Current liabilities	746.2	573.4
Long-term debt	2,091.0	2,072.5
Total Reliance shareholders’ equity	3,939.5	3,874.6
Capital Expenditures (year-to-date)	28.9	168.0
Cash provided by operations (year-to-date)	68.8	633.3
Net debt-to-total capital[3]	33.8%	34.3%
Return on Reliance shareholders' equity[4]	8.4%	9.0%
Current ratio	4.1	4.8
Book value per share[5]	$50.70	$49.99

* Amounts were derived from audited financial statements.

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.
[5] Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	March 31,	December 31,
	2014	2013*
Current assets:
Cash and cash equivalents	$113.6	$83.6
Accounts receivable, less allowance for doubtful accounts of
$20.0 at March 31, 2014 and $18.9 at December 31, 2013	1,160.1	983.5
Inventories	1,656.2	1,540.0
Prepaid expenses and other current assets	56.3	59.0
Income taxes receivable	-	33.9
Deferred income taxes	38.9	38.9
Total current assets	3,025.1	2,738.9
Property, plant and equipment:
Land	191.7	191.7
Buildings	945.3	934.6
Machinery and equipment	1,363.8	1,350.3
Accumulated depreciation	(906.8)	(872.7)
	1,594.0	1,603.9

Goodwill	1,690.3	1,691.6
Intangible assets, net	1,196.7	1,213.8
Cash surrender value of life insurance policies, net	42.9	45.4
Investments in unconsolidated entities	14.7	14.1
Other assets	33.0	33.3
Total assets	$7,596.7	$7,341.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$457.3	$280.3
Accrued expenses	107.8	91.1
Accrued compensation and retirement costs	87.9	119.5
Accrued insurance costs	48.0	46.0
Current maturities of long-term debt and short-term borrowings	36.8	36.5
Income taxes payable	8.4	-
Total current liabilities	746.2	573.4
Long-term debt	2,091.0	2,072.5
Long-term retirement costs	83.8	84.0
Other long-term liabilities	36.1	35.9
Deferred income taxes	689.6	690.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 77,666,153 at March 31, 2014 and 77,492,017
at December 31, 2013, stated capital	831.6	818.3
Retained earnings	3,123.4	3,063.0
Accumulated other comprehensive loss	(15.5)	(6.7)
Total Reliance shareholders’ equity	3,939.5	3,874.6
Noncontrolling interests	10.5	9.8
Total equity	3,950.0	3,884.4
Total liabilities and equity	$7,596.7	$7,341.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Net sales	$2,553.0	$2,025.3

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,905.8	1,496.5
Warehouse, delivery, selling, general and
administrative	441.0	357.7
Depreciation and amortization	51.9	41.1
	2,398.7	1,895.3

Operating income	154.3	130.0

Other income (expense):
Interest	(20.2)	(13.1)
Other income, net	-	2.9
Income before income taxes	134.1	119.8
Income tax provision	46.2	35.3
Net income	87.9	84.5
Less: Net income attributable to noncontrolling interests	0.7	0.8
Net income attributable to Reliance	$87.2	$83.7

Earnings per share:
Diluted earnings per common share attributable to
Reliance shareholders	$1.11	$1.09

Basic earnings per common share attributable to
Reliance shareholders	$1.13	$1.10

Cash dividends per share	$0.35	$0.30

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net income	$87.9	$84.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	51.9	41.1
Deferred income tax (benefit) provision	(0.7)	1.6
(Gain) loss on sales of property, plant and equipment	(0.5)	0.2
Equity in earnings of unconsolidated entities	(0.6)	(0.3)
Dividend received from unconsolidated entity	-	0.3
Share-based compensation expense	4.9	6.7
Other	2.1	(1.6)
Changes in operating assets and liabilities:
Accounts receivable	(177.6)	(134.8)
Inventories	(114.6)	(48.2)
Prepaid expenses and other assets	43.9	31.3
Accounts payable and other liabilities	172.1	91.4
Net cash provided by operating activities	68.8	72.2

Investing activities:
Purchases of property, plant and equipment	(28.9)	(26.8)
Other	(9.1)	7.3
Net cash used in investing activities	(38.0)	(19.5)

Financing activities:
Net short-term debt repayments	0.3	3.1
Proceeds from long-term debt borrowings	160.0	50.0
Principal payments on long-term debt	(141.7)	(110.0)
Payment to noncontrolling interest holder	-	(0.7)
Dividends paid	(27.1)	(22.9)
Excess benefit (tax deficit) from share-based compensation	0.3	(0.8)
Exercise of stock options	8.4	31.6
Net cash provided by (used in) financing activities	0.2	(49.7)
Effect of exchange rate changes on cash	(1.0)	(0.5)
Increase in cash and cash equivalents	30.0	2.5
Cash and cash equivalents at beginning of year	83.6	97.6
Cash and cash equivalents at end of period	$113.6	$100.1

Supplemental cash flow information:
Interest paid during the period	$5.2	$4.4
Income taxes paid during the period, net	$5.3	$9.8

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS RECONCILIATION
(in millions, except per share amounts)

	Net Income		Diluted EPS
	Three Months Ended		Three Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013

Net income attributable to Reliance	$87.2	$83.7	$1.11	$1.09
Acquisition costs	-	3.1	-	0.04
Anti-trust related litigation costs	10.3	0.2	0.13	0.01
Income tax benefit, related to above items	(3.9)	(0.2)	(0.05)	(0.01)
Net income attributable to Reliance, adjusted	$93.6	$86.8	$1.19	$1.13

Our presentation of adjusted net income and adjusted EPS over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future shareholders. Adjustments exclude charges for transaction costs related to our April 2013 acquisition of Metals USA and legal costs and accruals related to the Houston, Texas anti-trust litigation matter, which make comparisons of our operating results between periods difficult using GAAP measures.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto, Investor Relations
213-576-2428
investor@rsac.com
or
Addo Communications
310-829-5400